Exhibit (h)(1)(i)

AMENDED SCHEDULE A

with respect to the

ADMINISTRATION AGREEMENT

between

ING VP INTERMEDIATE BOND PORTFOLIO

and

ING FUNDS SERVICES, LLC

Series	Administrative Services Fee
(as a percentage of managed assets)

ING VP Intermediate Bond Portfolio	.055% on the 1st $5 billion
.030% over $5 billion